UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2013

MOLEX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-7491	36-2369491
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2222 Wellington Court, Lisle, Illinois 60532

(Address of principal executive offices) (Zip Code)

(630) 969-4550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective September 16, 2013, Molex Incorporated (“Company,” “we” or “our”) and Mr. Graham C. Brock entered into a Retirement and Waiver and Release Agreement (the “Retirement Agreement”). Under the terms of the Retirement Agreement, when Mr. Brock retires as Executive Vice President and President of the Global Sales and Marketing Division on June 30, 2014 and through June 30, 2017, he will be entitled to receive 100% of his annual base salary as of June 30, 2014 (less any applicable deductions and tax withholdings) and certain retirement benefits to which he is entitled under the terms of the Company plans in which he participates. The Retirement Agreement provides that, when Mr. Brock retires, the Company will repatriate him and his family back to the United Kingdom in accordance with our Long-Term Assignment Policy. The Retirement Agreement also provides that the vesting of his outstanding stock awards will be accelerated effective June 30, 2014 and such awards shall be exercisable in accordance with the terms of the applicable stock incentive plan. In the event of Mr. Brock’s death prior to June 30, 2017, the balance of any payments payable under the Retirement Agreement will be made to his surviving spouse.

The Company is not obligated to make payments or provide other benefits under the Retirement Agreement unless Mr. Brock remains in the employ of the Company through June 30, 2014 and complies with the confidentiality, non-solicitation and non-competition covenants set forth in the Retirement Agreement.

The description of the Retirement Agreement is qualified in its entirety by the Retirement Agreement, which is filed as Exhibit 10.1 to this report and is incorporated by reference in this Item 1.01.

Item 9.01	Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Retirement and Waiver and Release Agreement by and between the Company and Graham C. Brock, effective September 16, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLEX INCORPORATED

September 16, 2013	/s/ Mark R. Pacioni
Mark R. Pacioni
Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Retirement and Waiver and Release Agreement by and between the Company and Graham C. Brock, effective September 16, 2013.